Exhibit 99.1

The Lubrizol Corporation

29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298

News Release

FOR RELEASE:	Immediately

FROM:	Financial/Investor Contact	Media Contact
	Mark Sutherland	Julie S. Young
	440/347-1206	440/347-4432
Web Site: www.lubrizol.com

Lubrizol Announces Preliminary First Quarter 2009

Results Down Slightly From Prior Year

CLEVELAND, OH, April 20, 2009 – The Lubrizol Corporation (NYSE: LZ) announces that it expects to report earnings performance for the first quarter of 2009 of approximately $.95 per diluted share, including a restructuring charge of approximately $.11 per diluted share. In the first quarter of 2008, the company reported earnings of $1.06 per diluted share, including a restructuring and impairment charge of $.04 per diluted share.

Excluding the restructuring and impairment charges from both years, adjusted earnings for the first quarter of 2009 are expected to be $1.06 per diluted share compared with adjusted earnings of $1.10 per diluted share in the first quarter of 2008. This stable earnings performance compared with the prior-year first quarter primarily was the result of disciplined margin management initiatives and aggressive cost reduction actions that partially offset lower shipment volumes. Operating income in both of Lubrizol’s business segments improved sequentially compared with the fourth quarter of 2008.

Lubrizol will release complete first quarter 2009 earnings on Thursday, April 30, 2009 at approximately 8:00 a.m. Eastern time. The company will conduct its earnings teleconference with analysts and investors at 11:00 a.m. Eastern time the same morning.

About The Lubrizol Corporation

The Lubrizol Corporation (NYSE: LZ) is an innovative specialty chemical company that produces and supplies technologies that improve the quality and performance of our customers’ products in the global transportation, industrial and consumer markets. These technologies include lubricant additives for engine oils, other transportation-related fluids and industrial lubricants, as well as fuel additives for gasoline and diesel fuel. In addition, Lubrizol makes ingredients and additives for personal care products and pharmaceuticals; specialty materials, including plastics technology and performance coatings in the form of specialty resins and additives. Lubrizol’s industry-leading technologies in additives, ingredients and compounds

-more-

enhance the quality, performance and value of customers’ products, while reducing their environmental impact.

With headquarters in Wickliffe, Ohio, The Lubrizol Corporation owns and operates manufacturing facilities in 19 countries, as well as sales and technical offices around the world. Founded in 1928, Lubrizol has approximately 6,800 employees worldwide. Revenues for 2008 were $5.0 billion. For more information, visit www.lubrizol.com.

This release contains forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to the company’s operations and business environment that are difficult to predict and may be beyond the control of the company. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements. Uncertainties and risk factors that could affect the future performance of the company and cause results to differ from the forward-looking statements in this release include, but are not limited to, the company’s ability to raise prices in an environment of increasing raw material costs; conditions affecting the company’s customers, suppliers and the industries that it serves; competitors’ responses to the company’s products; the increased leverage resulting from the financing of the Noveon International, Inc. acquisition; changes in accounting, tax or regulatory practices or requirements; and other factors that are set forth in the company’s most recently filed reports with the Securities and Exchange Commission. The forward-looking statements contained herein represent the company’s judgment as of the date of this release and it cautions readers not to place undue reliance on such statements. The company assumes no obligations to update the statements contained in this release.

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